                                   EXHIBIT 99

The Condensed Consolidated Balance Sheets as of September 30, 1998 (Unaudited) and December 31, 1997, and the Condensed Consolidated Statements of Income and Condensed Consolidated Statements of Cash Flows for the three and nine months ended September 30, 1998 and 1997 (Unaudited) of Ferro Corporation and Subsidiaries.

CONDENSED CONSOLIDATED  BALANCE  SHEET
FERRO  CORPORATION  AND  SUBSIDIARIES
SEPTEMBER 30, 1998 AND DECEMBER 31, 1997


                                                                                           (Dollars in Thousands)
                                                                                   (Unaudited)               (Audited)
ASSETS                                                                                1998                      1997
======                                                                         ===================     ====================

Current  Assets:
     Cash and Cash Equivalents                                                            $22,391                  $16,337
     Net Receivables                                                                      261,095                  232,927
     Inventories                                                                          137,120                  127,175
     Other Current Assets                                                                  55,000                   50,591
                                                                               -------------------     --------------------

        Total Current Assets                                                             $475,606                 $427,030

Unamortized Excess of Cost Over Net Assets Acquired                                        51,741                   54,355
Other Assets                                                                               68,935                   64,114
Net Plant & Equipment                                                                     263,054                  240,180
                                                                               -------------------     --------------------
                                                                                         $859,336                 $785,679
                                                                               ===================     ====================


LIABILITIES

Current  Liabilities:
     Notes and Loans Payable                                                              $33,590                  $23,269
     Accounts Payable, Trade                                                              110,638                  109,958
     Income Taxes                                                                           6,039                    6,563
     Accrued Payrolls                                                                      21,728                   17,501
     Accrued Expenses and Other Current Liabilities                                       124,031                  120,416
                                                                               -------------------     --------------------

        Total Current Liabilities                                                        $296,026                 $277,707

Long - Term Debt                                                                          156,720                  102,020
ESOP Loan Guarantee                                                                         6,576                   13,815
Postretirement Liabilities                                                                 46,752                   45,643
Other Liabilities                                                                          77,039                   73,343
Shareholders' Equity                                                                      276,223                  273,151
                                                                               -------------------     --------------------
                                                                                         $859,336                 $785,679
                                                                               ===================     ====================

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES


                                                              Three Months Ended                  Nine Months Ended
                                                                 September 30                        September 30
                                                          (Unaudited)      (Unaudited)      (Unaudited)         (Unaudited)
(Dollars in Thousands)                                       1998             1997              1998               1997
======================================================================================     =================================

Segment Sales
      Coatings, Colors, and Ceramics                    $    201,633      $    198,775      $    609,454       $    613,168
      Chemicals                                               73,569            80,532           230,752            250,889
      Plastics                                                59,186            59,650           181,949            180,142
                                                        -------------------------------------------------------------------
Total Net Sales                                         $    334,388      $    338,957      $  1,022,155       $  1,044,199

Cost of Sales                                                244,423           252,179           749,498            778,113
Selling, Administrative and General Expenses                  57,700            58,323           176,161            176,393
Realignment Expense                                                0                 0                 0            152,790
Other Charges (Credits):
  Interest Expense                                             4,094             2,951            11,033              9,021
  Net Foreign Currency (Gain) Loss                               205               161              (914)            (2,139)
  Other Expense - Net                                          1,158               989             3,128              3,847
                                                        ------------      ------------      ------------       ------------
      Income (Loss) Before Taxes                              26,808            24,354            83,249            (73,826)
Taxes on Income (Loss)                                        10,046             8,990            31,030            (20,438)
                                                        ------------      ------------      ------------       ------------

Net Income (Loss)                                             16,762            15,364            52,219            (53,388)

Dividend on Preferred Stock, Net of Tax                          948               936             2,840              2,817
                                                        ------------      ------------      ------------       ------------

Net Income (Loss) Available to Common Shareholders      $     15,814      $     14,428      $     49,379       ($    56,205)
                                                        ============      ============      ============       ============

Per Common Share Data:
      Basic Earnings (Loss)                             $       0.44      $       0.38      $       1.34       ($      1.47)
      Diluted Earnings (Loss)                           $       0.41      $       0.35      $       1.25       ($      1.47)

Shares Outstanding:
      Average Outstanding                                 35,921,884        38,193,910        36,755,125         38,343,472
      Average Diluted                                     39,579,497        42,407,409        40,852,272         42,488,251
      Actual End of Period                                35,587,549        38,160,606        35,587,549         38,160,606

-----------------------------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FERRO CORPORATION AND SUBSIDIARIES

                                                                    Three Months Ended                   Nine Months Ended
                                                                        September 30                        September 30
                                                                (Unaudited)         (Unaudited)      (Unaudited)      (Audited)
(Dollars in Thousands)                                             1998                1997             1998            1997
===============================================================================================   =============================

Net Cash Provided from Operating Activities                       $20,875              $40,203         $49,386        $102,711

Cash Flow from Investing Activities:

     Capital Expenditures for Plant and Equipment                 (18,248)              (9,680)        (42,047)        (30,376)

     Proceeds From Divestitures                                         0                4,623               0           4,623


     Other Investing Activities                                      (418)                   1          (1,942)          3,276
-----------------------------------------------------------------------------------------------   -----------------------------
Net Cash (Used for) Provided by Investing Activities              (18,666)              (5,056)        (43,989)        (22,477)

Cash Flow from Financing Activities:
     Net Borrowings (Payments) Under Short-Term Lines               8,200                 (504)         10,322         (18,403)
     Proceeds from Long-Term Debt                                      13                    0          54,283

     Purchase of Treasury Stock                                   (24,087)             (10,660)        (54,783)        (20,374)
     Cash Dividend Paid                                            (5,333)              (4,992)        (16,334)        (15,084)
     Other Financing Activities                                      (120)                 707           2,619           2,786
-----------------------------------------------------------------------------------------------   -----------------------------
Net Cash (Used for) Provided by Financing Activities              (21,327)             (15,449)         (3,893)        (51,075)
Effect of Exchange Rate Changes on Cash                             5,493                 (195)          4,550          (1,480)
-----------------------------------------------------------------------------------------------   -----------------------------
Increase (Decrease) in Cash and Cash Equivalents                  (13,625)              19,503           6,054          27,679
Cash and Cash Equivalents at Beginning of Period                   36,016               22,202          16,337          14,026
-----------------------------------------------------------------------------------------------   -----------------------------
Cash and Cash Equivalents at End of Period                        $22,391              $41,705         $22,391         $41,705
===============================================================================================   =============================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                          $3,099                 $920          $8,993          $7,466
     Income Taxes                                                  $6,508               $9,135         $27,364         $23,623
===============================================================================================   =============================